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EXHIBIT 99.1

FOR: FIRSTSERVICE CORPORATION
COMPANY CONTACTS: Jay S. Hennick President & CEO (416) 960-9500

John B. Friedrichsen Senior Vice President & CFO (416) 960-9500

FOR IMMEDIATE RELEASE

FIRSTSERVICE ANNOUNCES SECOND QUARTER RESULTS AND UPDATES
OUTLOOK FOR BALANCE OF FISCAL YEAR

TORONTO, Ontario, October 21, 2003 — FirstService Corporation (Nasdaq: FSRV; TSX: FSV) today reported net earnings of $9.1 million and diluted earnings per share of $0.63 for its second quarter ended September 30, 2003, up from $8.9 million and $0.61 in the same period one year ago (all amounts are in US dollars).

Revenues for the quarter were $166.5 million, an increase of 15% over the same period one year ago. Earnings before minority interest, income taxes, interest, depreciation and amortization ("EBITDA") were $21.4 million, an increase of 1% over the prior year period. Canadian operations accounted for approximately 30% of the quarter's revenues. During the quarter, the Canadian dollar was 13% stronger relative to the US dollar than during the same period a year ago. Had the exchange rate been held constant at the prior year's rate, consolidated revenues would have been approximately $5.8 million lower and consolidated EBITDA would have been unchanged.

On a year-to-date basis, revenues were up 11% to $324.3 million while EBITDA was $38.5 million versus $39.7 million in the prior year period. Net earnings were $15.6 million compared to $16.3 million in the prior year period.

Operating cash flow for the six months ended September 30, 2003 was $24.0 million, 23% higher than the prior year period, which enabled the Company to reduce debt significantly. At September 30, 2003, total debt, net of cash, was $138.9 million, a reduction of $14.4 million relative to March 31, 2003.

FirstService Corporation is a North American leader in the rapidly growing service sector, providing services to commercial and residential customers in the following four areas: Residential Property Management; Integrated Security Services; Consumer Services; and Business Services, including customer support and fulfilment and business process outsourcing.

SEGMENTED OPERATING RESULTS

The Company's largest segment, Residential Property Management, reported quarterly revenues of $66.8 million, up 12% over the prior year period, of which 3% was attributable to acquisitions completed during the past twelve months. The segment generated EBITDA of $6.0 million, also up 12% relative to the second quarter of last year. The EBITDA margin of 9.0% was unchanged from the prior year period.

Second quarter revenues in Consumer Services grew to $34.0 million, up 20% versus the same period a year ago, 4% of which was attributable to California Closets "branchise" acquisitions completed during the past twelve months. EBITDA was $9.6 million, up from $9.2 million in the second quarter of last year. Consistent with the trend reported in the first quarter, the EBITDA margin experienced a contraction compared to last year, but remained strong at 28.4%, primarily as a result of mix change due to an increased proportion of Company-owned revenues in the segment.

Integrated Security Services revenues were up 17% relative to the prior year quarter, to $29.5 million. The segment generated EBITDA of $2.2 million, up 11% from the $2.0 million reported in the prior year period. The EBITDA margin was 7.5% versus 7.9% reported in the prior year period primarily due to the mix impact of lower systems sales relative to total sales in the segment's Canadian operations. The EBITDA margin was up from 6.9% in the first quarter.

Revenues in Business Services were $36.1 million, an increase of 13% over the prior year period. After adjusting for the impact of foreign exchange, internal growth was 5%. EBITDA for the quarter was $5.2 million versus $5.8 million in the same period last year. On a year-over-year basis, foreign exchange had a nominal effect on EBITDA because certain customers are billed for services in US dollars with corresponding costs in Canadian dollars. The EBITDA comparison also reflects lower capacity utilization in the fulfillment operations and recent new client wins, which carry implementation costs and lower margins.

UPDATED OUTLOOK

Based on the operating results achieved during the first two quarters and the recently announced acquisitions, the Company is updating its outlook for the year ending March 31, 2004, initially presented on May 14, 2003, as follows:

Year ending March 31, 2004*
	Previous	Updated
(in millions of US dollars, except per share amounts)
Revenues	$540.0-$560.0	$590.0-$600.0
EBITDA	$53.0-$55.0	$54.5-$56.0
Diluted EPS	$1.20-$1.30	$1.27-$1.32

*Note: Revenues and earnings from acquisitions completed after today's date but before March 31, 2004 will be incremental to these amounts. The updated outlook assumes an exchange rate of US$0.7500 per Cdn$1.0000 and that interest rates remain unchanged from today's rates.

CONFERENCE CALL

FirstService will be holding a conference call on Tuesday, October 21 at 2:00 pm Eastern Time to discuss results for the second quarter as well as the outlook for the remainder of fiscal 2004. The call will be simultaneously web cast and can be accessed live or after the call at www.firstservice.com in the "Investor Relations / News Releases" section.

FORWARD-LOOKING STATEMENTS

Certain statements included in this release constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, which will, among other things, impact demand for the Company's services, service industry conditions and capacity; the ability of the Company to implement its business strategy, including the Company's ability to acquire suitable acquisition candidates on acceptable terms and successfully integrate newly acquired businesses with its existing businesses; changes in or the failure to comply with government regulations (especially safety and environmental laws and regulations); and other factors which are described in the Company's filings with the Securities and Exchange Commission.

FIRSTSERVICE CORPORATION
Condensed Consolidated Statements of Earnings
(in thousands of US dollars, except per share amounts)
(unaudited)

		Three months ended September 30		Six months ended September 30
		2003	2002	2003	2002
Revenues		$166,531	$145,209	$324,328	$291,245
Cost of revenues		112,628	95,143	218,903	191,334
Selling, general and administrative expenses		32,528	28,902	66,942	60,237

EBITDA		21,375	21,164	38,483	39,674
Depreciation and amortization		3,814	3,290	7,664	6,491

Operating earnings		17,561	17,874	30,819	33,183
Interest		2,071	2,235	4,141	4,584

		15,490	15,639	26,678	28,599
Income taxes		4,724	5,157	8,136	9,434

		10,766	10,482	18,542	19,165
Minority interest share of earnings		1,700	1,590	2,965	2,865

Net earnings		$9,066	$8,892	$15,577	$16,300

Net earnings per share:	Basic	$0.64	$0.64	$1.10	$1.18
	Diluted	0.63	0.61	1.09	1.11
Weighted average shares outstanding: (in thousands)	Basic	14,172	13,862	14,168	13,831
	Diluted	14,442	14,682	14,329	14,720

Note to the Condensed Consolidated Statements of Earnings

        EBITDA is defined as net earnings before minority interest share of earnings, income taxes, interest, depreciation and amortization. EBITDA excludes income taxes and interest, both of which are charges that require cash settlement. EBITDA is not a recognized measure for financial statement presentation under United States generally accepted accounting principles ("US GAAP"). The most directly comparable US GAAP measure is operating earnings. Operating earnings takes into account depreciation and amortization expenses, while EBITDA does not. Management utilizes EBITDA as a measure to assess the performance of its operations, for employee compensation purposes, and within its debt covenants with its lenders. The Company believes EBITDA is a reasonable measure of operating performance because of the low capital intensity of its service operations. The Company believes EBITDA is a financial metric used by many investors to compare companies, especially in the services industry, on the basis of operating results and the ability to incur and service debt.

Segmented Revenues and EBITDA
(in thousands of US dollars)
(unaudited)

	Residential Property Management	Integrated Security Services	Consumer Services	Business Services	Corporate	Consolidated
Three months ended September 30
2003
Revenues	$66,820	$29,529	$34,011	$36,086	$85	$166,531
EBITDA	6,021	2,202	9,649	5,172	(1,669)	21,375
2002
Revenues	$59,543	$25,216	$28,310	$32,030	$110	$145,209
EBITDA	5,377	1,980	9,243	5,771	(1,207)	21,164

Six months ended September 30
2003
Revenues	$128,941	$59,721	$66,285	$69,206	$175	$324,328
EBITDA	12,653	4,275	15,737	8,926	(3,108)	38,483
2002
Revenues	$116,686	$52,526	$57,377	$64,495	$161	$291,245
EBITDA	11,872	4,081	15,255	10,860	(2,394)	39,674

Condensed Consolidated Balance Sheets
(in thousands of US dollars)
(unaudited)

	September 30 2003	March 31 2003
Assets
Cash and cash equivalents	$11,176	$5,378
Accounts receivable	98,724	85,484
Inventories	13,659	15,095
Prepaids and other current assets	12,147	16,425

Current assets	135,706	122,382
Fixed assets	48,287	46,600
Other assets	15,357	14,998
Goodwill and intangibles	200,303	198,149

Total assets	$399,653	$382,129

Liabilities and shareholders' equity
Accounts payable and other current liabilities	$64,865	$59,109
Unearned revenues	6,703	8,369
Long term debt — current	3,334	3,030

Current liabilities	74,902	70,508
Long term debt less current portion	152,544	161,889
Deferred income taxes	11,451	11,277
Minority interest	16,197	14,032
Shareholders' equity	144,559	124,423

Total liabilities and equity	$399,653	$382,129

Total debt, excluding swaps	$150,083	$158,640

Total debt, net of cash, excluding swaps	138,907	153,262

Condensed Consolidated Statements of Cash Flows
(in thousands of US dollars)
(unaudited)

	Six month periods ended September 30
	2003	2002
Operating activities
Net earnings	$15,577	$16,300
Items not affecting cash:
Depreciation and amortization	7,664	6,491
Deferred income taxes	422	(1,032)
Minority interest share of earnings	2,965	2,865
Other	311	284

	26,939	24,908
Changes in operating assets and liabilities	(2,951)	(5,399)

Net cash provided by operating activities	23,988	19,509

Investing activities
Acquisition of businesses, net of cash acquired	(1,953)	(5,203)
Purchases of fixed assets, net	(7,116)	(5,849)
Other investing activities	(1,655)	263

Net cash used in investing	(10,724)	(10,789)

Financing activities
Net decrease in long-term debt	(8,558)	(6,003)
Other financing activities	286	500

Net cash used in by financing	(8,272)	(5,503)

Effect of exchange rate changes on cash	806	(77)

Increase in cash and cash equivalents during the period	5,798	3,140
Cash and cash equivalents, beginning of period	5,378	7,332

Cash and cash equivalents, end of period	$11,176	$10,472

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FIRSTSERVICE ANNOUNCES SECOND QUARTER RESULTS AND UPDATES OUTLOOK FOR BALANCE OF FISCAL YEAR